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                                                                      EXHIBIT 99

                                                                   PRESS RELEASE



FOR IMMEDIATE RELEASE (February 11, 1997)

CONTACT:  Michael F. Sandler                   David E. Dovenberg
          Senior Vice President-Finance        Chief Financial Officer
          MEDIQ Incorporated                   Universal Hospital Services, Inc.
          609) 665-9399                        (612) 893-3254


              MEDIQ TO ACQUIRE UNIVERSAL HOSPITAL SERVICES, INC.



     PENNSAUKEN, NJ/BLOOMINGTON, MN (February 11)-- MEDIQ Incorporated ("MEDIQ") (ASE:MED) and Universal Hospital Services, Inc. ("Universal") (NASDAQ: UHOS) announced that they have entered into a definitive agreement for MEDIQ to acquire Universal for $17.50 per Universal share. Including the assumption of debt, the total purchase price is approximately $138 million.

     MEDIQ operates a critical care and life support medical equipment rental business in the U.S. renting a wide variety of equipment for use by acute care hospitals, alternative care facilities, nursing homes and home health care companies. MEDIQ's 130,000 unit inventory is available to more than 5,000
healthcare customers on an as needed basis from 85 offices in the U.S.   For the
fiscal year ended September 30, 1996, MEDIQ had revenues of $136 million.

     Universal provides movable medical equipment to over 3,300 hospitals and alternate care providers principally through Pay-per-Use equipment management programs. Under Universal's rental programs, health care providers are charged a per use rental fee based on actual usage in addition, Universal sells disposable supplies related to the equipment it rents. Universal operates through 46 district offices and eight regional service centers serving customers in 46 states in five primary categories--critical care, monitoring, newborn
care, respiratory care and specialty beds.   For the twelve months ended
September 30, 1996, Universal had revenues in excess of $60 million, pro forma for a recent acquisition.

     Thomas E. Carroll, MEDIQ's President and Chief Executive Officer, said:
"We are very excited about the acquisition of Universal which will be immediately
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accretive to MEDIQ's earnings. This transaction will significantly improve our ability to provide products and services to both companies' customers while reducing costs through synergies."

     Thomas E. Minner, Universal's President and Chairman of the Board, said:
"We are pleased that a thorough process of evaluating Universal's alternatives has resulted in a transaction which the Board believes best serves the interests of its shareholders. The combined company will be well positioned to capitalize on opportunities in today's ever changing healthcare environment."

     The transaction is structured as a cash merger that is expected to close in late March or early April 1997 and is subject to approval by a majority of Universal's shareholders and Hart-Scott-Rodino clearance. Universal stated that in expected to mail the proxy for the shareholders' meeting to approve the transaction promptly. MEDIQ stated that it would fund the transaction out of its available cash and existing credit agreement which is agented by Banque
National de Paris and Nationsbank.   Smith Barney Inc. represents MEDIQ and
Piper Jaffray Inc. represents Universal in this transaction.

     Some of the information presented int his press release constitutes forward looking statements within the meaning of the Private Securities Litigation
Reform Act of 1995.   Although MEDIQ  believes that its expectations are based
on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from its expectations. For additional information concerning important factors which may cause the MEDIQ's results to differ materially from expectations and underlying assumptions, please refer to the reports filed by the Company with the Securities and Exchange Commission.

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